Exhibit 99.1

News

Contact:

Robert T. Traub

Senior Vice President, General Counsel

and Corporate Secretary

Robert.Traub@quakerhoughton.com

T. +1 610.832.4271

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES RETIREMENT OF ROBERT E. CHAPPELL AS DIRECTOR AFTER 23 YEARS OF SERVICE AND APPOINTMENT OF CHARLOTTE C. DECKER AS NEW BOARD MEMBER

CONSHOHOCKEN, PA (May 14, 2020) /PRNewswire/ – Quaker Houghton (NYSE: KWR) today announced that, following 23 years of meritorious service on the Board of Directors, Robert E. Chappell retired upon completion of his term as a Director at Quaker Houghton's annual meeting of shareholders in May of 2020. Michael F. Barry, Chairman, Chief Executive Officer and President, commented, "On behalf of Quaker Houghton, I want to thank Bob for his significant contributions and dedicated service over the years. During his tenure, in addition to his service on the Board, he served as Chair of the Governance Committee for the last 14 years, and also served as a member of the Executive and Compensation/Management Development Committees. With his strong compliance and business acumen and extensive experience in a myriad of governance topics, Bob has been an invaluable resource to Quaker Houghton. It is with great pleasure that we honor Bob today and express our sincere thanks to him for his loyalty, expertise and innumerable contributions during his many years of service to Quaker Houghton. We wish Bob all the best in the years ahead as he pursues new and exciting endeavors.”

Quaker Houghton also today announced the appointment on May 13, 2020 of Charlotte C. Decker to Quaker Houghton's Board, effective immediately. Ms. Decker is currently the Chief Information Technology Officer of the UAW Retiree Medical Benefits Trust having assumed this role in 2014. UAW is the largest non-governmental purchaser of retiree health care in the United States, covering over 632,300 members. Ms. Decker has over 25 years of experience in IT through various IT leadership positions, including 18 years at Ford and General Motors. Both Ford and General Motors are multinational corporations that design, manufacture, market and distribute vehicles worldwide. Ms. Decker also currently serves as a director of the Federal Home Loan Bank of Indianapolis. Ms. Decker has a BSE in Computer Engineering, a MSE in Computer Engineering, and a MBA all from the University of Michigan.

"We are extremely pleased that Charlotte is joining our Board and bringing with her extensive information technology and cyber-security experience across several major industries including automotive," said Mr. Barry. “Charlotte’s expertise in leading large technology organizations spans many facets including cyber-security solution architecture and implementation, enterprise resource planning and infrastructure management and operations, which makes her a strong addition as we continue to build shareholder value and grow Quaker Houghton's presence globally."

Quaker Houghton (NYSE: KWR) is the global leader in industrial process fluids. With a robust presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,500 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

901 E. Hector Street

Conshohocken, PA 19428-2380

quakerhoughton.com